Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Myriad Genetics, Inc.

We consent to incorporation by reference in the registration statements (No.’s 33-99204, 333-04700, 333-23255, 333-40961, 333-93363 and 333-72978) on Forms S-8, and in the registration statements (No.’s 333-73124, 333-45772 and 333-50504) on Forms S-3 of Myriad Genetics, Inc. of our report dated August 25, 2003, related to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2003, and related schedule, which report appears in the June 30, 2003 annual report on Form 10-K of Myriad Genetics, Inc.

KPMG LLP

Salt Lake City, Utah

September 17, 2003